UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2023

AquaBounty Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36426	04-3156167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Mill & Main Place, Suite 395, Maynard, Massachusetts

(Address of principal executive offices)

01754

(Zip Code)

978-648-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	AQB	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Entry into Amended and Restated Employment Agreement with David Frank

On March 29, 2023, AquaBounty Technologies, Inc. (the “Company”) entered into an amended and restated employment agreement effective March 29, 2023 (an “A&R Employment Agreement,”) with David Frank, the Company’s Chief Financial Officer, which amends and restates Mr. Frank’s Employment Agreement dated October 1, 2007. Mr. Frank is referred to as an “Executive Officer.”

The A&R Employment Agreement provides that: (i) Mr. Frank’s Executive Officer’s employment is at-will, (ii) Mr. Frank will receive an initial annual base salary of $325,000, which may be increased by the Company in its sole discretion or decreased by written consent of the parties, and (iii) Mr. Frank will be eligible to receive a target annual bonus equal to 40% of his annual base salary, subject to the achievement of performance goals to be determined by the Compensation and Human Capital Committee of the Board of Directors of the Company.

Under Mr. Frank’s A&R Employment Agreement, upon termination of the Executive Officer’s employment by the Company without Cause (as defined in the A&R Employment Agreement) or upon termination of employment by the Executive Officer following a 10% or greater reduction in the Total Target Compensation (as defined in the A&R Employment Agreement), a material diminution of the Executive Officer’s authority, duties, status or title or the Company informing the Executive Officer that he will be required to relocate his residence in order to remain employed with the Company, the Executive Officer is entitled to receive (i) a severance payment equal to his then current base salary, payable in 12 equal monthly installments; (ii) a pro rata portion of the bonus that the Executive Officer would have otherwise received had the Executive Officer been employed on a full-time basis through the end of the fiscal year; and (iii) coverage for such Executive Officer and his eligible dependents under the Company’s group health plans for one (1) year. In addition, such Executive Officer will become vested on a pro rata basis in any restricted stock grants, stock options or other equity-based awards then held by the Executive Officer that are then unvested in whole or in part. If a Change of Control (as defined in the A&R Employment Agreement) occurs and either the Executive Officer’s employment is terminated without Cause or his employment is terminated by such Executive Officer with Good Reason (as defined in the A&R Employment Agreement), in either case within twelve (12) months after the effective date of the Change of Control, immediately prior to such termination, all unvested equity compensation that has been granted to the Executive Officer will immediately become fully vested. The foregoing benefits are conditioned, among other things, on the Executive Officer’s compliance with post-termination obligations under his A&R Employment Agreement and execution of a release of claims agreement in favor of the Company.

The Executive Officer had previously entered into the Company’s standard form of indemnification agreement.

The foregoing summary of the A&R Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the A&R Employment Agreement, which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AquaBounty Technologies, Inc.
(Registrant)

March 31, 2023	/s/ David A. Frank
David A. Frank
Chief Financial Officer